Exhibit 77Q1(e)

      Copies of any new or amended Registrant investment advisory contracts

The following documents were included in Registrant's Form Type
485APOS, dated March 27, 2008, accession number 0000892569-08-
000445, and incorporated by reference herein:


1. Fee Schedule to Fund Management Agreement - ClearBridge Advisors, LLC

2. Addendum to Distribution Agreement (PL Small-Cap Value Fund)

3. Addendum to Custodian Agreement (PL Small-Cap Value Fund)

4. Addendum to Transfer Agency Agreement (PL Small-Cap Value Fund)

5. Addendum to Administration and Shareholder Services Agreement
(PL Small-Cap Value Fund)

6. Amended Schedule A to Expense Limitation Agreement - (PL Small-Cap
Value Fund)

7. Restated Expense Limitation Agreement

8. Addendum to Sub-Administration and Accounting Services Agreement ( PL Small-Cap Value Fund)

9. Support Services Agreement

10. Addendum to Investment Advisory Agreement (PL Small-Cap Value Fund)



                             PACIFIC LIFE FUNDS
             AMENDMENT NO. 4 TO THE FUND MANAGEMENT AGREEMENT
                                 WITH PIMCO

      The Fund Management Agreement (the "Agreement") first made the 1st day of September, 2001 and amended the 2nd day of August, 2004 , on the 9th day of December, 2005, and again on the 1st day of May 2007, by and among Pacific Life Insurance Company, a Nebraska corporation ("Pacific Life"), Pacific Investment Management Company LLC ("PIMCO"), a Delaware limited liability company, and Pacific Life Funds, a Delaware statutory trust ("Trust"), which Agreement was transferred and assigned from Pacific Life to Pacific Life Fund Advisors LLC (the "Investment Adviser"), a Delaware limited liability company, on the 1st day of May 2007 and was amended a third time on that date, is hereby amended a fourth time to add the provisions set forth below (the "Amendment"), which is made this 1st day of May, 2008.
Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

      WHEREAS, the Trust is registered with the Securities and Exchange Commission as an open-end management investment company;
      WHEREAS, the Trust offers shares in several Funds, two of which are designated the PL Inflation Managed and PL Managed Bond Funds;
      WHEREAS, pursuant to the Agreement, Investment Adviser and the Trust have appointed PIMCO as Fund Manager to the PL Inflation Managed and PL Managed Bond Funds and PIMCO has accepted such appointment;
      WHEREAS, the Investment Adviser, PIMCO and the Trust desire to amend the Agreement in accordance with the provisions set forth in this Amendment; and
      NOW THEREFORE, In consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement and the good and valuable consideration paid in connection with the Agreement, the receipt and sufficiency of which are hereby acknowledged, the Trust, Investment Adviser and PIMCO hereby agree that the Agreement is amended and supplemented as follows:
1. Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the following:
See attached Exhibit A
2.  A new Section 14 is added as follows:
    14.  Services of the Fund Manager.
Notwithstanding any other provision to the contrary, the Fund Manager shall have no obligation to perform the following services or to have employees of the Fund Manager perform the following roles, as applicable: (a) filing material for distribution to shareholders of the Trust, including statistical information about the Trust and material regarding the Trust's performance or investments; (b) providing employees of the Fund Manager to serve as officers of the Trust; or (c) providing employees of the Fund Manager to serve as the Trust's Chief Compliance Officer and associated staff.

      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers designated below on the day and year first above written.

PACIFIC LIFE FUNDS

By:  /s/ Howard T. Hirakawa
Name:   Howard T. Hirakawa
Title: Vice President

PACIFIC LIFE FUND ADVISORS LLC

By:  /s/ Howard T. Hirakawa              By: /s/ Jane M. Guon
Name:   Howard T. Hirakawa               Name:   Jane M. Guon
Title:  Vice President                   Title: Assistant Secretary


PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By: /s/ Thomas J. Otterbein
Name:   Thomas J. Otterbein
Title:  Managing Director



                                EXHIBIT A


                           PACIFIC LIFE FUNDS
                              FEE SCHEDULE

Effective:  May 1, 2008

     Fund:  PL Managed Bond

     The Investment Adviser will pay to the Fund Manager a monthly fee based on an annual percentage of the combined average daily net assets of the PL Managed Bond Fund of Pacific Life Funds and the Managed Bond Portfolio of Pacific Select Fund. Should Aggregate Assets (as defined below) be at $3 billion or above, the following calculation shall apply:

     (a)     Rate (%)         Break Point (assets)

            0.25%             On the first $1 billion
           0.225%             On the excess

     (b) the ratio of the PL Managed Bond Fund's average daily net assets over the combined assets.

     "Aggregate Assets" shall mean all assets managed by the Fund Manager, as sub-advisor to the Investment Adviser, which currently includes the Managed Bond Portfolio of Pacific Select Fund, the PL Managed Bond Fund of Pacific Life Funds, the Inflation Managed Portfolio of Pacific Select Fund and the PL Inflation Managed Fund of Pacific Life Funds.

     Should such Aggregate Assets fall below $3 billion, the Investment Adviser will pay to the Fund Manager a monthly fee of 0.25% based on an annual percentage of the combined average daily net assets of the PL Managed Bond Fund of Pacific Life Funds and the Managed Bond Portfolio of Pacific Select Fund.

     Fund:  PL Inflation Managed

     The Investment Adviser will pay to the Fund Manager a monthly fee based on an annual percentage of the combined average daily net assets of the PL Inflation Managed Fund of Pacific Life Funds and the Inflation Managed Portfolio of Pacific Select Fund according to the following calculation:

     (a)     Rate (%)    Break Point (assets)

           0.25%           On the first $1 billion
           0.20%           On the excess

      (b) the ratio of the PL Inflation Managed Fund's average daily net assets over the combined assets.

      The fees for services shall be prorated for any portion of a year in which the Agreement is not effective.